Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 15th day of June, 2015, by and between Akoustis Technologies, Inc. a Nevada corporation, with a business address of 9805 Northcross Center Court, Suite H, Huntersville, NC 28078 (the “Company”) and Cindy C. Payne, an individual with a residence address of 831 McGregor Drive, Concord, NC 28025 (the “Executive”).

INTRODUCTION

WHEREAS, the Company is in the business of developing, designing and “fabless” manufacturing of RF filters for use in mobile and wearable devices (the “Business”);

WHEREAS, the Company wishes to employ the Executive under the title and capacity set forth on Schedule A attached hereto and incorporated herein by reference; and

WHEREAS, the Executive desires to be employed by the Company in such capacity, subject to the terms of this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1.	Employment Period and Place of Performance

1.1.          Employment Period. The term of the Executive’s employment by the Company pursuant to this Agreement (the “Employment Period”) shall commence upon the date hereof (the “Effective Date”) and shall continue for a period of two (2) years from the Effective Date. Thereafter, the Employment Period shall automatically renew for successive periods of one (1) year each, unless either party shall have given to the other written notice at least thirty (30) days prior to the end of the Employment Period or the then applicable renewal term, as the case may be, of his, her or its intention not to renew the Executive’s employment.. The Employment Period may be sooner terminated by either party in accordance with provisions of Section 5 below.

1.2           Place of Performance. The principal place of employment of Executive shall be at the Company’s headquarters in Huntersville, NC, provided that Executive may perform his or her service at any other location where the Company now or hereafter has a business facility and at any other location where Executive’s presence is necessary to perform his or her duties. The parties acknowledge that the Executive may be required to travel in connection with the performance of his or her duties hereunder.

2.	Employment; Duties

2.1.          Position and Duties. Subject to the terms and conditions set forth herein, the Company hereby employs the Executive to act for the Company during the Employment Period in the capacity set forth on Schedule A hereto, and the Executive hereby accepts such employment. The duties and responsibilities of the Executive shall include such duties and responsibilities as are appropriate to such office and as are normally associated with and appropriate for such position and as the Company’s Board of Directors (the “Board”) may from time to time reasonably assign to the Executive, including, without limitation, the duties and responsibilities set forth on Schedule A hereto.

2.2. Devotion of Time and Effort

(a)          Executive recognizes that during the period of Executive’s employment hereunder Executive owes an undivided duty of loyalty to the Company, and Executive will use Executive’s good faith efforts and judgment in performing Executive’s duties required hereunder to promote and develop the business of the Company and its subsidiaries (the Company’s subsidiaries from time to time, together with any other affiliates of the Company, the “Affiliates”). Executive shall devote all of Executive’s business time, attention and skills to the performance of Executive’s services as an executive of the Company. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with all material, applicable laws, rules and regulations and such reasonable standards, policies and procedures established by the Company and the industry from time to time.

(b)          Notwithstanding the foregoing, the parties agree that: (i) Executive may devote a reasonable amount of his or her time to civic, community, or charitable activities; (ii) Executive may serve as a director (or in a similar capacity) of other corporations (or other entities), provided that any such and such directorship or similar position is approved in advance by the Board; (iii) Executive may participate as an investor in other companies and projects as disclosed by Executive to, and approved by, the Board, so long as Executive’s responsibilities with respect thereto do not conflict or interfere with the faithful performance of his or her duties to the Company; and (iv) Executive may engage in the other outside activities set forth in Schedule B hereto.

3.	Compensation

3.1. Base Salary. The Executive shall be entitled to receive a salary from the Company during the Employment Period at a rate per year indicated on Schedule A hereto (the “Base Salary”) payable in U.S. dollars in bi-weekly installments in accordance with the Company’s customary payroll practices. The Base Salary may be increased or decreased on each anniversary of the Effective Date, at the Board’s sole discretion; provided, however, that any decrease must be communicated to the Executive reasonably in advance of the date by which notice must be given of intent not to renew.

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3.2. Annual Bonus.

(a) The Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) as set forth in Schedule A of up to fifty percent (50%) of the then applicable Base Salary, payable in U.S. dollars within ten (10) days of the filing with the Securities and Exchange Commission (the “SEC”) of the Company’s annual report on Form 10-K. The Executive’s Annual Bonus (if any) shall be in such amount (up to the limit stated above) as the Board may determine in its sole discretion. The Board may or may not determine that all or any portion of the Annual Bonus shall be earned upon the achievement of operational, financial or other milestones (“Milestones”) established by the Board in consultation with the Executive and that all or any portion of any Annual Bonus shall be paid in cash, securities or other property.

(b) The Executive shall be eligible to participate in any other bonus or incentive program established by the Company for executives of the Company.

3.3. Equity Incentive Awards. Upon the Effective Date, the executive shall be entitled to receive the equity incentive awards under the Company’s 2015 Equity Incentive Plan specified on Schedule A attached hereto. The Executive may be entitled to receive additional stock options or other equity incentive awards under the Company’s 2015 Equity Incentive Plan as and when determined by the Board. Any and all shares of stock, options, restricted stock units and other equity awards granted to or owned by the Executive will be subject to the share ownership guidelines and insider trading and blackout policies adopted from time to time by the Board for senior executives of the Company and will also be subject to applicable holding periods and transaction reporting requirements under applicable securities laws.

4.	Benefits

4.1. Benefit Plans. In addition to the other compensation payable to the Executive hereunder, and except as otherwise set forth herein, the Executive, during the Employment Period, shall be entitled to participate in all pension, profit sharing, retirement savings plan, 401K or other similar benefit, medial, disability and other employee benefit plans and programs generally provided by the Company to its senior staff from time to time hereafter, as the same may be adopted and/or amended from time to time (the “Benefits”). The Executive shall be bound by all of the policies and procedures relating to Benefits established by the Company from time to time.

4.2. Vacation; Personal Days. During the Employment Period, the Executive shall be entitled to an annual vacation of such duration as set forth in Schedule A. The Executive shall be entitled to paid personal days on a basis consistent with the Company’s other senior executives, as determined by the Board.

4.3 Expense Reimbursement. The Company shall reimburse the Executive for all reasonable business, promotional, travel and entertainment expenses (“Reimbursable Expenses”) incurred or paid by the Executive during the Employment Period in the performance of Executive’s services under this Agreement on a basis consistent with the Company’s other senior executives, as determined by the Board, provided that the Executive furnishes to the Company appropriate documentation required by the Internal Revenue Code and/or other taxing authorities in a timely fashion in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

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5.	Termination; Change of Control

5.1. Employment “at will”; Termination. The Executive’s employment with the Company shall be entirely “at-will,” meaning that either the Executive or the Company may terminate such employment relationship by terminating this Agreement in writing delivered to the other party at any time for any reason or for no reason at all, subject, however, to the following. The Executive’s right to compensation for periods after the date his or her employment with the Company terminates shall be determined in accordance with the provisions of paragraphs (a) through (e) below:

(a)     Voluntary Resignation; Termination without Cause.

(i)    Voluntary Resignation. The Executive may terminate his or her employment at any time upon thirty (30) days prior written notice to the Company. In the event of the Executive’s voluntary termination of employment other than for Good Reason (as defined below), the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 3.1. or 3.2. above, or except as otherwise required by this Agreement or by applicable law, to provide the Benefits described in Section 4 above for periods after the date on which the Executive’s employment with the Company terminates due to the Executive’s voluntary resignation, except for the payment of the Executive’s Base Salary accrued through the date of such resignation.

(ii)    Termination without Cause.

(A)    If the Executive’s employment is terminated by the Company without Cause (as defined below): (1) the Company shall (x) continue to pay the Executive the Base Salary (at the rate in effect on the date the Executive’s employment is terminated) until the end of the Severance Period (as defined below), (y) with respect to the Annual Bonus, to the extent the Milestones are achieved or, in the absence of Milestones, the Board has, in its sole discretion, otherwise determined an amount for the Executive’s bonus for the current Employment Period, pay the Executive a pro rata portion of the Annual Bonus for the year of the Employment Period on the date such Annual Bonus would have been payable to the Executive had the Executive remained employed by the Company, and (z) pay any other accrued compensation and Benefits, and the Executive shall continue to receive all Benefits (either through the Company or an Affiliate) during the Severance Period, provided the Executive was participating in the applicable plan or program immediately prior to the termination of his employment, to the extent permitted under the terms of such plan or program as of the date of termination; and (2) any of the Executive’s unvested stock options or other equity awards granted by the Company shall automatically vest upon the Executive’s termination without Cause. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or Benefits after such termination of employment.

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(B)    If, following a termination of employment without Cause, it is conclusively determined by a court that the Executive has breached the provisions of Sections 6.1, 6.2, 6.3 or 8 hereof, the Executive shall not be eligible, as of the date of such breach (as determined by the court), for the payments and Benefits described in Section 5.1(a)(ii)(A) above, and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

(b)          Discharge for Cause. Upon written notice to the Executive, the Company may terminate the Executive’s employment for “Cause” if any of the following events shall occur:

(i)          any act or omission that constitutes a material breach by the Executive of any of his or her obligations under this Agreement;

(ii)         the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him or her as an employee of the Company;

(iii)        the Executive’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(iv)        the Executive’s engaging in any misconduct, negligence, act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence or any activity that could result in any violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates;

(v)         the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

(vi)        the Executive’s refusal to follow the directions of the Board, unless such directions are, in the reasonable written opinion of legal counsel, illegal or in violation of applicable regulations;

(vii)       any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates; or

(viii)      the Executive’s breach of his or her obligations under Section 6.1, 6.2, 6.3 or 8 hereof.

In the event Executive is terminated for Cause, the Company shall have no obligation to make payments to Executive in accordance with the provisions of Sections 3.1. or 3.2., or, except as otherwise required by law, to provide the Benefits described in Section 4, for periods after the Executive’s employment with the Company is terminated on account of the Executive’s discharge for Cause except for the Executive’s then applicable Base Salary accrued through the date of such termination.

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(c)          Disability. The Company shall have the right, but shall not be obligated to terminate the Executive’s employment hereunder in the event the Executive becomes disabled such that he or she is unable to discharge his or her duties to the Company for a period of ninety (90) consecutive days, or one hundred twenty (120) days in any one hundred eighty (180) consecutive day period (unless longer periods are required under applicable local labor regulations) (a “Permanent Disability”). In the event of a termination of employment due to a Permanent Disability, the Company shall be obligated to continue to make payments to the Executive in an amount equal to the then applicable Base Salary for the Severance Period (as defined below), payable in the form of salary continuation for the applicable Severance Period after the Executive’s employment with the Company is terminated due to a Permanent Disability. The Executive shall continue to receive all Benefits (either through the Company or an Affiliate) during the Severance Period. With respect to the Annual Bonus, to the extent the Milestones are achieved or, in the absence of Milestones, the Board has, in its sole discretion, otherwise determined an amount for the Executive’s bonus for the current Employment Period, pay the Executive a pro rata portion of the Annual Bonus for the year of the Employment Period on the date such Annual Bonus would have been payable to the Executive had the Executive remained employed by the Company. Any of the Executive’s unvested stock options or other equity awards granted by the Company shall automatically vest upon the Executive’s termination due to a Permanent Disability. A determination of a Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and those two physicians together shall select a third physician, whose determination as to a Permanent Disability shall be binding on all parties.

(d)          Death. If the Executive dies during the Employment Period, the Executive’s employment and this Agreement shall terminate on the date of his or her death, provided, however that, the Executive’s beneficiary (as indicated in writing by the Executive to the Company), or, if no such beneficiary has been designated, the Executive’s estate shall be entitled to compensation and payment for any unreimbursed expenses occurred, accrued but unpaid then current Base Salary, Annual Bonus and other accrued but unpaid employee benefits as provided in the Agreement, in each case through the date of death. The Company shall have no obligation to make other payments to the Executive’s beneficiary or the Executive’s estate, as the case may be, except as otherwise required by law after the date of the Executive’s death.

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(e)          Termination for Good Reason. The Executive may terminate this Agreement at any time for Good Reason. In the event of termination under this paragraph (e), the Company shall pay to the Executive severance in an amount equal to the Executive’s then applicable Base Salary for a period equal to the number of months set forth on Schedule A hereto (the “Severance Period”), subject to the Executive’s continued compliance with Sections 6.1, 6.2, 6.3 and 8 of this Agreement, payable in the form of salary continuation for the applicable Severance Period following the Executive’s termination, and subject to the Company’s regular payroll practices and required withholdings. Such severance shall be reduced by any cash remuneration paid to the Executive because of the Executive’s employment or self-employment during the Severance Period. The Executive shall continue to receive all Benefits (either through the Company or an Affiliate) during the Severance Period. With respect to the Annual Bonus, to the extent the Milestones are achieved or, in the absence of Milestones, the Board has, in its sole discretion, otherwise determined an amount for the Executive’s bonus for the current Employment Period, pay the Executive a pro rata portion of the Annual Bonus for the year of the Employment Period on the date such Annual Bonus would have been payable to the Executive had the Executive remained employed by the Company. Any of the Executive’s unvested stock options or other equity awards granted by the Company shall automatically vest upon the Executive’s termination for Good Reason. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or Benefits after such resignation. For the purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express written consent):

(i)     the removal of the Executive from his position as set forth on Schedule A and/or assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he or she assumed on the Effective Date;

(ii)    removal of the Executive from his or her position as indicated on Schedule A hereto, or the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he or she assumed under this Agreement, within twelve (12) months after a Change of Control (as defined below);

(iii)   a reduction by the Company in the Executive’s then applicable Base Salary or other compensation of more than twenty percent (20%), unless said reduction is pari passu with other senior executives of the Company ;

(iv)    the taking of any action by the Company that would, directly or indirectly, materially reduce the Executive’s Benefits (with materiality being agreed to be a more than twenty percent (20%) reduction of the costs of the Executive’s then-current benefits), unless said reductions are pari passu with other senior executives of the Company;

(v)     a breach by the Company of any material term of this Agreement that is not cured by the Company within thirty (30) days following receipt by the Company of written notice thereof; or

(vi)  the requirement by the Company that Executive’s principal place of employment move from North Carolina.

(f)          Notice of Termination.    Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 9.4. of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

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(g)          Resignation from Directorships and Officerships.    The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its Affiliates, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

5.2. Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the shares of the outstanding equity securities of the Company, (ii) a merger or consolidation of the Company in which the Company does not survive as an independent company or upon the consummation of which the holders of the Company’s outstanding equity securities prior to such merger or consolidation own less than 50% of the outstanding equity securities of the Company after such merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of common stock or securities convertible into common stock directly from the Company, or (B) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

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6.	Certain Covenants of the Executive

6.1. Ownership of Work Products. The Executive acknowledges that all inventions, innovations, patents, patent applications, improvements, know-how, plans, development, methods, designs, specifications, software, drawings, mask works, know-how, methods, analyses, research, reports and all similar or related property or information (whether or not patentable or reduced to practice) which relate to any of the Company’s actual or proposed business activities and which are created, designed or conceived, developed or made by the Executive during the Executive’s past or future employment by the Company or any Affiliates, or any predecessor thereof (“Work Product”), belong to the Company or its Affiliates, as applicable. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” and ownership of all right title and interest shall rest in the Company. The Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by law, all right, title and interest in the Work Product, on a worldwide basis, to the Company to the extent ownership of any such rights does not automatically vest in the Company under applicable law. The Executive will promptly disclose any such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm ownership of such Work Product by the Company (including, without limitation, assignments, consents, powers of attorney and other instruments).

6.2. Confidentiality.

(a)          The Executive understands that the Company and/or its Affiliates, from time to time, may impart to the Executive confidential information, whether such information is written, oral, electronic or graphic.

(b)          For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (i) is proprietary to, about or created by the Company or its Affiliates, (ii) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (iii) is designated as Confidential Information by the Company or its Affiliates, is known by the Executive to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company or its Affiliates, or (iv) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(i)     internal personnel and financial information of the Company or its Affiliates, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

(ii)     marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company or its Affiliates which have been or are being discussed;

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(iii)     names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

(iv)     confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

The Executive hereby acknowledges the Company’s exclusive ownership of such Confidential Information.

(c)          For the duration of the Employment Period and during a period of two years after termination of the Executive’s employment, the Executive agrees as follows: (1) only to use the Confidential Information to provide services to the Company and its Affiliates; (2) only to communicate the Confidential Information to fellow employees, agents and representatives on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information, except as may be required by law or otherwise authorized by the Board. Upon demand by the Company or upon termination of the Executive’s employment, the Executive will deliver to the Company all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, which are in the Executive’s possession, custody or control.

6.3. Non-Competition; Non-Solicitation.

(a)          For the duration of the Employment Period and, unless the Company terminates the Executive’s employment without Cause, during the Severance Period (the “Non-compete Period”), the Executive shall not, directly or indirectly, except as specifically provided in the last sentence of Section 2.2(b) hereof, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any business the same as or substantially similar to the Business or any other business engaged in or proposed to be engaged in or conducted by the Company and/or any of its Affiliates during the Employment Period, or then included in the future strategic plan of the Company and/or any of its Affiliates, anywhere within North America; provided, however, that the Executive may own less than 5% in the aggregate of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise), other than any such enterprise with which the Company competes or is currently engaged in a joint venture, if such securities are of a class listed on any national or regional securities exchange or have been registered under Section 12(b) or (g) of the Exchange Act.

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(b)          During the Employment Period and for a period of twelve (12) months following termination of the Executive’s employment with the Company, the Executive shall not:

(i) solicit or hire, or attempt to recruit, persuade, solicit or hire, any employee, or independent contractor of, or consultant to, the Company, or its Affiliates, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement; or

(ii) attempt in any manner to solicit or accept from any customer or client of the Company or any of its Affiliates, with whom the Company or any of its Affiliates had significant contact during the term of this Agreement, business of the kind or competitive with the business done by the Company or any of its Affiliates with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company or any of its Affiliates or if any such customer elects to move its business to a person other than the Company or any of its Affiliates, provide any services (of the kind or competitive with the Business of the Company or any of its Affiliates) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person.

(c)          The Executive recognizes and agrees that because a violation by the Executive of his or her obligations under this Section will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. The Non-compete Period will be extended by the duration of any violation by the Executive of any of his or her obligations under this Section.

(d)          The Executive expressly agrees that the character, duration and scope of the covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of the Executive, on the one hand, and the Company, on the other, that the covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant not to compete.

7.	Representations and Warranties

7.1. Executive’s Representation. The Executive hereby represents and warrants to the Company, and Executive acknowledges, that the Company has relied on such representations and warranties in employing Executive and entering into this Agreement, as follows:

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(a)          Executive has the legal capacity and right to execute and deliver this Agreement and to perform his or her obligations contemplated hereby, and this Agreement has been duly executed by Executive;

(b)          The execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument in which Executive is a party or any judgment, order, or decree in which Executive is subject;

(c)          Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement or similar agreement with any other person;

(d)          Upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;

(e)          Executive hereby acknowledges and represents that he or she has consulted with independent legal counsel regarding his or her rights and obligations under the Agreement and that he or she fully understands the terms and conditions contained herein; and

(f)           Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance.

7.2. Company’s Representation. The Company hereby represents and warrants to Executive, the Company acknowledges that Executive has relied on such representations and warranties in entering into this Agreement, as follows:

(a)          The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement has been duly executed by the Company,

(b)          The execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject,

(c)          Upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and

(d)          The Company understands that Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.

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8.	Public Company Obligations; Indemnification

8.1. Executive acknowledges that the Company is a public company with shares of common stock that have been registered under the US Securities Act of 1933, as amended (the “Securities Act”), and whose common stock or other stock is or may be registered under the Exchange Act, and that this Agreement will be subject to the public filing requirements of the Exchange Act. In addition, both parties acknowledge that the Executive’s compensation and perquisites (each as determined by the rules of the SEC or any other regulatory body or exchange having jurisdiction) (which may include benefits or regular or occasional aid/assistance, such as recreation, club memberships, meals, education for his or her family, vehicle, lodging or clothing, occasional bonuses or anything else he or she receives, during the Employment Period and any renewals thereof, in cash or in kind) paid or payable or received or receivable under this Agreement or otherwise, and his or her transactions and other dealings with the Company, will be required to be publicly disclosed.

8.2. Executive acknowledges and agrees that the applicable insider trading rules, transaction reporting rules, limitations on disclosure of non-public information and other requirements set forth in the Securities Act, the Exchange Act and rules and regulations promulgated by the SEC may apply to this Agreement and Executive’s employment with the Company.

8.3. Executive (on behalf of himself, as well as the Executive’s executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Executive’s breach of any obligation of Executive under the Securities Act, the Exchange Act, any rules promulgated by the SEC and any other applicable federal, state or foreign laws, rules, regulations or orders.

9.	General Provisions

9.1. Governing Law/Jurisdiction. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of North Carolina without regard to the conflicts of laws principles thereof.

9.2. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or that arises out of or that is based upon the employment relationship between the Company and the Executive (including any wage claim, any claim for wrongful termination, or any claim based upon any statute, regulation, or law, including those dealing with employment discrimination, sexual harassment, civil rights, age, or disabilities), including tort claims (except a tort that is a “compensable injury” under applicable workers’ compensation law), shall be settled by arbitration administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration proceedings will be conducted in Charlotte, North Carolina, unless the parties otherwise agree.

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9.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

9.4. Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by telecopy (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

(a)          to the Company at:

Akoustis Technologies, Inc.

9805 Northcross Center Court, Suite H

Huntersville, NC 28078

Attn: Jeffrey Shealy

Fax: 704.997.5734

with a copy to:

CKR Law LLP

1330 Avenue of the Americas

New York, NY 10019

Phone:  212.400.6900

Fax:  212.400.6901

Attn: Barrett S. DiPaolo

(b)          to the Executive as set forth on Schedule A hereto.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this 2, be deemed given on the earlier of the third business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.

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9.5. Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

9.6. Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

9.7. Successors and Assigns. This Agreement shall be binding upon the Company and any successors and assigns of the Company. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company may assign this Agreement and its right and obligations hereunder, in whole or in part.

9.8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Additionally, a facsimile counterpart of this Agreement shall have the same effect as an originally executed counterpart.

9.9. Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

9.10. Opportunity to Seek Advice. The Executive acknowledges and confirms that he or she has had the opportunity to seek such legal, financial and other advice and representation as he or she has deemed appropriate in connection with this Agreement, that the Executive is fully aware of its legal effect, and that Executive has entered into it freely based on the Executive’s judgment and not on any representations or promises other than those contained in this Agreement.

9.11. Withholding and Payroll Practices[; Tax Equalization]. All salary, severance payments, bonuses or benefits payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices.

[The next page is the signature page.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Akoustis Technologies, Inc.

By:	/s/ Jeffrey Shealy

Name: Jeffrey Shealy
Title: Chief Executive Officer

EXECUTIVE:

/s/ Cindy C. Payne
Cindy C. Payne

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Schedule A

1.	Employment

a.           Title: Chief Financial Officer & Treasurer

b.           Executive Duties: Executive’s duties and responsibilities shall generally include all rights, duties and responsibilities customarily associated with the executive position of CFO & Treasurer. During the term of this Agreement, Executive shall report directly to the CEO. Executive shall have the following specific duties and obligations:

i.	Work with Executive team members and other functional leaders to maximize share value through organic growth, acquisition and cost savings/cost containment

ii.	Perform investor/banking relationship duties including presentation and discussion of operating results, budgets, forecasts, working capital metrics, etc.

iii.	Work with Executive team members to develop and implement sound financial, operating and internal control procedures

iv.	Complete required SEC filings and accurate monthly/quarterly/annual financial statements in compliance with GAAP

v.	Work closely with Executive team and other functional leadership to develop annual operating budgets, financial forecasts and cash flow projections

vi.	Provide Human Resource leadership including (a) Development of policies and procedures as necessary (b) Work with functional leadership on hiring practices that result in talent acquisition and retention (c) Management of employee benefits (d) Performance management, etc.

vii.	Provide financial leadership on and sound preparation for all due diligence efforts.

2.	Base Salary: $145,000 per year.

3.	Annual Bonus: Up to 50% of Base Salary, payable upon achievement of Milestones (if any) set by the Board during each year of the Employment Period.

4.	Equity Incentive Awards upon Effective Date: 145,000 shares of Restricted Stock under the 2015 Equity Incentive Plan; vesting 50% at the end of two years from date of grant, and 25% vesting at the end of each of the third and fourth years from date of grant

5.	Paid Vacation: 2 weeks per year, or 10 non-holiday working days

6.	Severance Period: 6 months

7.	Executive Contact Information:
831 McGregor Drive
Concord, NC 28025
704-999-0552 (m)

Schedule B

Outside Affiliations Summary

Executive Name: Cindy Payne

	Organization	Role	Time req'd per month (hrs)	Volunteer or Paid position ?	Competitor to Akoustis?
1	None.